EXHIBIT 21.2

                    UNRESTRICTED SUBSIDIARIES OF THE COMPANY

Intercabo Atlantico - Communicacoes por Cabo S.A.
Intercabo Capital - Communicacoes por Cabo S.A.
Intercabo Centro - Televisao por Cabo S.A.
Intercabo Norte - Communicacoes por Cabo S.A.
Intercabo Sul - Communicacoes por Cabo S.A.
Intercabo Televisao por Cabo S.A.
UCI Enterprises, Inc.
UIH AML, Inc.
UIH Brazil SP, Inc.
UIH Communication, Inc.
UIH Spain, Inc.
UIH Turkey, Inc.
UIM Aircraft, Inc.
UPC Kft.
Bragatel-Companhia de Televisao por Cabo de Braga S.A.
Burgos Sistemas di Cable S.A.
Interway Holding BV
Israel Cable Programming Company Ltd.
Kiwi Cable Company Ltd.